Exhibit 99.1

Gladstone Capital Announces $0.40 Supplemental Cash Distribution to Common Stockholders

MCLEAN, VA, November 12, 2024 – Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following additional supplemental cash distribution to common stockholders payable in December 2024.

Common Stock: A supplemental distribution of $0.40 per share of common stock in December 2024 payable per the table below.

Record Date	Payment Date	Cash Distribution
December 4	December 18	$0.40

On November 4, 2024, the Company announced the sale of its equity interest and the prepayment of its debt investment in Antenna Research Associates, Inc. As a result of the transaction, the Company realized a significant gain on its equity investment.

“We are eager to reward our shareholders with this meaningful supplemental distribution from the realized capital gain generated on the equity portion of this successful exit,” said Bob Marcotte, President of Gladstone Capital Corporation.

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Source: Gladstone Capital Corporation